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                                                                     EXHIBIT 5.1

                           [Cooley Godward Letterhead]

May 23, 2001


VANS, Inc.
15700 Shoemaker Avenue
Santa Fe Springs, CA 90670

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Vans, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 345,000 shares of the Company's Common Stock, $.001 par value, (the "Shares").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and
(ii) that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP

By: /s/ Vincent P. Pengrazio
    --------------------------------
       Vincent P. Pangrazio, Esq.